          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                                                    Exhibit 10.8


                           LOAN AND SECURITY AGREEMENT


                                 BY AND BETWEEN


                    NETWORK PLUS CORP. AND NETWORK PLUS, INC.

                                  AS BORROWER,

                       GOLDMAN SACHS CREDIT PARTNERS L.P.

                                       AND

                               FLEET NATIONAL BANK

                                   AS LENDERS,

                                       AND

                               FLEET NATIONAL BANK

                                    AS AGENT,

                                       AND

                       GOLDMAN SACHS CREDIT PARTNERS L.P.

                       AS SYNDICATION & ARRANGEMENT AGENT


                           DATED AS OF OCTOBER 7, 1998

                                TABLE OF CONTENTS

                                                                        Page

1.    DEFINITIONS AND CONSTRUCTION
      1.1   Definitions.
      1.2   Accounting Terms.
      1.3   Code.
      1.4   Construction.
      1.5   Schedules and Exhibits.

2.    LOAN AND TERMS OF PAYMENT.
      2.1   Revolving Tranche A Advances.
      2.2   Revolving Tranche B Advances.
      2.3   Borrowing Procedures and Settlements.
      2.4   Payments.
      2.5   Overadvances.
      2.6   Interest:  Rates, Payments, and Calculations.
      2.7   Collection of Accounts.
      2.8   Crediting Payments; Application of Collections.
      2.9   Designated Account.
      2.10  Maintenance of Loan Account; Statements of Obligations.
      2.11  Fees.

3.    CONDITIONS; TERM OF AGREEMENT.
      3.1   Conditions Precedent to the Initial Advance.
      3.2   Conditions Precedent to all Advances.
      3.3   Condition Subsequent.
      3.4   Term.
      3.5   Effect of Termination.
      3.6   Early Termination by Borrower.
      3.7   [Intentionally Omitted].

4.    CREATION OF SECURITY INTEREST.
      4.1   Grant of Security Interest.
      4.2   Negotiable Collateral.
      4.3   Collection of Accounts, General Intangibles, and Negotiable
            Collateral.
      4.4   Delivery of Additional Documentation Required.
      4.5   Power of Attorney.
      4.6   Right to Inspect.

5.    REPRESENTATIONS AND WARRANTIES.
      5.1   No Encumbrances.
      5.2   Eligible Accounts.

      5.3   Compliance with Laws, etc.
      5.4   Equipment.
      5.5   Location of Inventory and Equipment.
      5.6   [Intentionally omitted].
      5.7   Location of Chief Executive Office; FEIN.
      5.8   Due Organization and Qualification; Subsidiaries.
      5.9   Due Authorization; No Conflict.
      5.10  Litigation.
      5.11  No Material Adverse Change.
      5.12  Fraudulent Transfer.
      5.13  Employee Benefits.
      5.14  Environmental Condition.
      5.15  Brokerage Fees.
      5.16  Year 2000 Compliance.
      5.17  Intellectual Property.
      5.18  Leases.
      5.19  Material Carriers.

6.    AFFIRMATIVE COVENANTS.
      6.1   Accounting System.
      6.2   Collateral Reporting.
      6.3   Financial Statements, Reports, Certificates.
      6.4   Billing System Conversion.
      6.5   [intentionally omitted].
      6.6   [intentionally omitted].
      6.7   Title to Equipment.
      6.8   Maintenance of Equipment.
      6.9   Taxes.
      6.10  Insurance.
      6.11  No Setoffs or Counterclaims.
      6.12  Location of Inventory and Equipment.
      6.13  Compliance with Laws.
      6.14  [Intentionally Omitted.
      6.15  Leases.
      6.16  Brokerage Commissions.
      6.17  Year 2000 Compliance.
      6.18  Projections.
      6.19  Corporate Existence, etc.
      6.20  Disclosure Updates.
      6.21  Carrier Agreements.

7.    NEGATIVE COVENANTS.
      7.1   Indebtedness.
      7.2   Liens.
      7.3   Restrictions on Fundamental Changes.

      7.4   Disposal of Assets.
      7.5   Change Name.
      7.6   Guarantee.
      7.7   Nature of Business.
      7.8   Prepayments and Amendments.
      7.9   Change of Control.
      7.10  [intentionally omitted].
      7.11  Distributions.
      7.12  Accounting Methods.
      7.13  Investments.
      7.14  Transactions with Affiliates.
      7.15  Suspension.
      7.16  Compensation.
      7.17  Use of Proceeds.
      7.18  Change in Location of Chief Executive Office; Inventory and
            Equipment with Bailees.
      7.19  [Intentionally Omitted].
      7.20  Financial Covenants.
      7.21  Capital Expenditures.
      7.22  Contracts with Carriers.
      7.23  Holding Company.

8.    EVENTS OF DEFAULT.

9.    THE LENDER GROUP'S RIGHTS AND REMEDIES.
      9.1   Rights and Remedies.
      9.2   Remedies Cumulative.

10.   TAXES AND EXPENSES.

11.   WAIVERS; INDEMNIFICATION.
      11.1  Demand; Protest; etc.
      11.2  The Lender Group's Liability for Collateral.
      11.3  Indemnification.

12.   NOTICES.

13.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

14.   DESTRUCTION OF BORROWER'S DOCUMENTS.

15.   ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
      15.1  Assignments and Participations.
      15.2  Successors.

16.   AMENDMENTS; WAIVERS.

      16.1  Amendments and Waivers.
      16.2  No Waivers; Cumulative Remedies.

17.   AGENT; THE LENDER GROUP.
      17.1  Appointment and Authorization of Agent.
      17.2  Delegation of Duties.
      17.3  Liability of Agent and S&A Agent.
      17.4  Reliance by Agent and S&A Agent.
      17.5  Notice of Default or Event of Default.
      17.6  Credit Decision.
      17.7  Costs and Expenses; Indemnification.
      17.8  Agent and S&A Agent in Individual Capacity.
      17.9  Successor Agent and S&A Agent.
      17.10 Withholding Tax.
      17.11 Collateral Matters.
      17.12 Restrictions on Actions by Lenders; Sharing of Payments.
      17.13 Agency for Perfection.
      17.14 Payments by Agent to the Lenders.
      17.15 Concerning the Collateral and Related Loan Documents.
      17.16 Field Audits and Examination Reports; Confidentiality;
            Disclaimers by Lenders; Other Reports and Information.
      17.17 Several Obligations; No Liability
      17.18 Legal Representation of GSCP.

18.   GENERAL PROVISIONS.
      18.1  Effectiveness.
      18.2  Section Headings.
      18.3  Interpretation.
      18.4  Severability of Provisions.
      18.5  Amendments in Writing.
      18.6  Counterparts; Telefacsimile Execution.
      18.7  Revival and Reinstatement of Obligations.
      18.8  Integration.
      18.9  GSCP as S&A Agent.

                           LOAN AND SECURITY AGREEMENT


            THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of October 7, 1998, between and among, on the one hand, the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), FLEET NATIONAL BANK, a national banking association, as agent for the Lenders ("Agent"), with a place of business located at One Federal Street, Boston, Massachusetts 02110, GOLDMAN SACHS CREDIT PARTNERS L.P., a Bermuda limited partnership, as syndication and arrangement agent for the Lenders ("S&A Agent"), with a place of business at 85 Broad Street, New York, New York 10004, and, on the other hand, NETWORK PLUS, INC., a Massachusetts corporation ("NPI"), with its chief executive office located at 234 Copeland Street. Quincy, Massachusetts 02169, and, NETWORK PLUS CORP., a Delaware corporation ("Holdings"), with its chief executive office located at 234 Copeland Street. Quincy, Massachusetts 02169.

      The parties agree as follows:

1.  DEFINITIONS AND CONSTRUCTION.

1.1   Definitions.
            As used in this Agreement, the following terms shall have the following definitions:

            "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, General Intangible, or Negotiable Collateral.

            "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the sale or lease of General Intangibles relating to the provision of telecommunications services, or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

            "Advances" means Tranche A Advances or Tranche B Advances, as the context requires.

            "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, is under common control with such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 5% or more of the Stock having ordinary voting power for the election of directors (or comparable managers) or the direct or indirect power to direct the management and policies of a Person.

            "Agent" means FNB, solely in its capacity as agent for the Lenders, and shall include any successor agent.

            "Agent Account" has the meaning set forth in Section 2.7.

            "Agent's Liens" means the Agent's Tranche A Liens and the Agent's Tranche B Liens.

            "Agent-Related Persons" means Agent and any successor agent together with their respective Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Persons and their Affiliates.

            "Agents' Side Letter" means a letter agreement, dated as of even date herewith, between Agent and S&A Agent, in form and substance reasonably acceptable to Agent and S&A Agent.

            "Agent's Tranche A Liens" means the Liens on the Collateral granted by Borrower to Agent for the benefit of the Tranche A Lenders under this Agreement and the other Loan Documents.

            "Agent's Tranche B Liens" means the Liens on the Collateral granted by Borrower to Agent for the benefit of the Tranche B Lenders under this Agreement and the other Loan Documents.

            "Agreement" has the meaning set forth in the preamble hereto.

            "Assignee" has the meaning set forth in Section 15.1.

            "Assignment and Acceptance" means an Assignment and Acceptance in the form of Exhibit A-1 attached hereto.

            "Authorized Person" means any officer or other employee of Borrower.

            "Availability" means the sum of Tranche A Availability plus Tranche B Availability.

            "Average Unused Portion of the Maximum Tranche A Amount" means, as of any date of determination, (a) the Maximum Tranche A Amount, less (b) the average Daily Balance of Tranche A Advances that were outstanding during the immediately preceding month.

            "Average Unused Portion of Maximum Tranche B Amount" means, as of any date of determination, (a) the Maximum Tranche B Amount, less (b) the average Daily Balance of Tranche B Advances that were outstanding during the immediately preceding month.

            "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.
Section 101
et seq.), as amended, and any successor statute.

            "Base Rate" means, as of any date of determination, the variable rate of interest, per annum, most recently publicly announced by The Chase Manhattan Bank, or any successor thereto, as its prime lending rate in effect at its principal office in New York City, irrespective of whether such announced rate is the best rate available from such financial institution, and such institution may make loans at rates of interest above, or below any such announced prime lending rate.

            "Bell Atlantic Interconnection Agreement" means that certain Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996, dated as of September 4, 1998, by and between New England Telephone and Telegraph Company d/b/a Bell Atlantic-Massachusetts and Network Plus, Inc.

            "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

            "Billing System Conversion" means the development and implementation by Borrower of a billing system administered wholly or primarily by Borrower, and the conversion from Borrower's current billing system administered by a third Person to such billing system administered wholly or primarily by Borrower.

            "Borrower" means NPI and Holdings, individually and collectively, and jointly and severally.

            "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

            "Borrowing" means a borrowing hereunder consisting of Advances made on the same day by the Lenders, or Agent on behalf thereof, to Borrower.

            "Borrowing Base" has the meaning set forth in Section 2.1(a).

            "Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.

            "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

            "Call Data Record" means a computer record evidencing a telephony or internet protocol transaction for which Borrower is entitled to receive payment from its Account Debtors.

            "Capital Expenditures" means expenditures made or liabilities incurred for the acquisition of fixed assets or improvements, replacements, substitutions, or additions thereto that are required to be accounted for as capital expenditures under GAAP, including the total principal portion of Capitalized Lease Obligations.

            "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

            "Capitalized Lease Obligation" means any Indebtedness represented by obligations under Capital Lease.

            "Carrier" means any provider of long distance telecommunications access with whom Borrower from time to time does business.

            "Carrier Agreement" means each contract or agreement in effect between Borrower and a Carrier.

            "Casualty Loss" means (i) the loss, damage, or destruction of any asset owned or used by Borrower or any of its Subsidiaries, or (ii) the condemnation, confiscation, or other taking, in whole or in part, of any such asset.

            "Change of Control" shall be deemed to have occurred at such time as: (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of the total voting power of all classes of Stock then outstanding of Holdings entitled to vote in the election of directors; (b) a majority of members of the board of directors of Holdings shall not be Continuing Directors; (c) the Permitted Holders shall cease to own and control, directly and of record, (1) prior to an initial public offering of the capital Stock of Holdings, more than 75% of the issued and outstanding capital Stock of Holdings, or (2) from and after an initial public offering of the capital Stock of Holdings, more than 50% of the issued and outstanding capital Stock of Holdings; or (d) Holdings shall cease to own and control, directly and of record, 100% of the issued and outstanding capital Stock of NPI.

            "Churn" means, as of any date of determination, the aggregate number on a consolidated basis, of Customers whose telecommunications service account with Borrower is deactivated during the immediately preceding one month period, divided by, the average of the aggregate number of Customers as of the first day of such one month period and the aggregate number of Customers as of the last day of such one month period.

            "Clearinghouse" means a call transaction billing-and- collection clearinghouse.

            "Closing Date" means the date of the making of the initial Advance.

            "Closing Date Business Plan" means the set of Projections of Borrower for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent and S&A Agent, each in its sole and absolute discretion.

            "Code" means the New York Uniform Commercial Code.

            "Collateral" means all of Borrower's right, title, and interest in and to each of the following:

         (a)      the Accounts

         (b)      Borrower's Books,

         (c)      the Equipment,

         (d)      the General Intangibles,

         (e)      the Inventory,

         (f)      the Investment Property,

         (g)      the Negotiable Collateral,

         (h) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

         (i) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

            "Collateral Access Agreement" means a landlord waiver or consent, mortgagee waiver or consent, Equipment lessor or Equipment secured financier waiver or consent, bailee letter, or a similar acknowledgement agreement of any warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Collateral consisting of goods, or of lessors or secured financiers of Equipment to Borrower, in each case, in form and substance satisfactory to Agent.

            "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

            "Commitment" means Tranche A Commitment, Tranche B Commitment, or Total Commitment, as the context requires.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



            "Communications Act" means the Communications Act of 1934, as amended, 47 U.S.C. sec. 151 et seq.

            "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Borrower to Agent.

            "Continuing Director" means, as of any date of determination, a member of the board of directors of Holdings who (a) was a member of the board of directors of Holdings on the Closing Date, or (b) was nominated to be a member of the board of directors of Holdings by a majority of the Continuing Directors then in office to fill a vacancy left by the death, expiration of term, permanent disability, or resignation of a Continuing Director.

            "Customer" means, as of any date of determination, each Person reflected as a direct retail end-user of Borrower's telecommunication services on Borrower's Books.

            "Customer List Escrow Agent" means Data Securities International,
Inc.

            "Customer List Escrow Agreement" means that certain Customer List Escrow Agreement among Borrower, Agent, and Customer List Escrow Agent.

            "Daily Balance" means the amount of an Obligation owed at the end of a given day.

            "Debt to Annualized Quarterly Revenue Ratio" means, as of any date of determination (which shall be the last day of each month), the ratio of (i) Indebtedness of Borrower to the Lender Group hereunder as of such date, to (ii) 4 times Borrower's revenue for the immediately preceding 3 months as to which Borrower has delivered its monthly financial statements to Agent pursuant to
Section 6.3 hereof.

            "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

            "Designated Account" means account number [**] of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated, in writing and from time to time, by Borrower to Agent.

            "Designated Account Bank" means FNB, whose office is located at One Federal Street, Boston, Massachusetts 02110, and whose ABA number is 011000138.

            "Dilution" means, in each case based upon the experience of the immediately prior 90 days, the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising, promotions, credits, or other dilutive items with respect to the Accounts (collectively, the "Dilutive Items"), by (b) Borrower's Collections (excluding extraordinary items) plus the Dollar amount of clause (a). The foregoing notwithstanding the Dilutive Items shall not include non-recurring items disclosed to Agent, which, in Agent's reasonable

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



judgment, are not indicative of a trend.

            "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of [**]%.

            "Direct Account" means an Account that is billed directly by Borrower (including Accounts with respect to which the bills are prepared for Borrower by another Person) and not submitted by Borrower for billing and collection by any other Person (including such other Persons as LECs or Clearinghouses).

            "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Agent.

            "Dollars" or "$" means United States dollars.

            "EBITDA" means, with respect to any fiscal period, the sum of Borrower's net earnings (or loss) before net interest expense, taxes, amortization, and depreciation for such period as determined in accordance with GAAP.

            "Eligible Accounts" means those Direct Accounts created by Borrower in the ordinary course of business, that arise out of NPI's sale of goods, sale of General Intangibles relating to the providing of telecommunication services, or rendition of services, that comply with each and all of the representations and warranties respecting Accounts made by Borrower to Agent in the Loan Documents, and that are and at all times continue to be acceptable to Agent in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Agent in Agent's reasonable credit judgment. Eligible Accounts shall not include the following:

            (a) Accounts that the Account Debtor has failed to pay within [**] days of invoice date, or Accounts that are not invoiced by NPI on its normal credit cycle;

            (b) Accounts with respect to which the Account Debtor is an Affiliate or agent of Borrower;

            (c) Accounts that are not payable in Dollars;

            (d) Accounts with respect to which the Account Debtor: (i) does not maintain a significant business office in the United States, or (ii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Agent;

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



            (e) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which NPI has complied, to the satisfaction of Agent, with the Assignment of Claims Act, 31 U.S.C.
Section 3727), or (ii) any State of the United States (exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims Act);

            (f) Accounts with respect to which the Account Debtor is a creditor of Borrower (to whom Borrower's obligations exceed $2,500), has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account, to the extent of such setoff, dispute, or claim;

            (g) Accounts with respect to an Account Debtor whose total obligations to NPI exceed (i) as to those Account Debtors listed on Schedule E-1, [**]% of all Eligible Accounts, or (ii) as to any other Account Debtor, [**]% of all Eligible Accounts, in each case, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

            (h) Accounts with respect to which the Account Debtor is or reasonably could be expected to become subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

            (i) Accounts the collection of which Agent, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition or otherwise;

            (j) Accounts with respect to which the telecommunications services giving rise to such Account have not been provided to and utilized by the Account Debtor, or any services giving rise to such Account have not been performed, consumed, or utilized by the Account Debtor, or the Account does not otherwise represent a final sale;

            (k) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, Indiana, or West Virginia (or any other state that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless NPI has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement;

            (l) Accounts that are not Direct Accounts;

            (m) Accounts that have not yet been billed to the Account Debtor (provided that such Accounts may qualify as Eligible Unbilled Accounts if they otherwise meet the criteria applicable thereto); and

            (n) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

            "Eligible Transferee" means: (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having total assets in excess of $250,000,000; provided that such bank is acting through a branch or agency located in the United States; (c) a finance company, insurance company or other financial institution or fund that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000; (d) any Affiliate (other than individuals) of a pre-existing Lender; (e) so long as no Event of Default has occurred and is continuing, any other Person approved by S&A Agent, Agent, and Borrower; or (f) during the continuation of an Event of Default, any other Person approved by S&A Agent and Agent, provided, that neither Agent, S&A Agent, nor the Lender proposing to make the transfer to such Person knows or reasonably should know that the primary line of business of such other Person directly competes with the business of Borrower.

            "Eligible Unbilled Account" means, as of any date of determination, a Direct Account of NPI that (a) resulted from a transaction that occurred prior to the date of determination and with respect to which NPI has an existing call transaction record in a format that is capable of being billed by NPI to its customer in accordance with NPI's usual billing methods for Direct Accounts but that has not yet been billed and invoiced to such customer, (b) does not relate to a Call Data Record received by Borrower more than 60 days prior to the date of determination, and (c) in all other respects would qualify as an Eligible Account but for the fact that it has not yet been billed and invoiced to NPI's customer. Eligible Unbilled Accounts shall be net of contra accounts. If an Account that, immediately prior to being billed and invoiced, was an Eligible Unbilled Account, then is billed and invoiced, it thereupon shall cease to be an Eligible Unbilled Account, and it shall become an Eligible Account if it then meets the criteria applicable thereto.

            "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including,
(a) any assets acquired by Borrower with the proceeds of an Advance, (b) any interest of Borrower in any of the foregoing, and (c) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

            "ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

            "Event of Default" has the meaning set forth in Section 8.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute thereto.

            "Existing Lender" means FNB.

            "Family Member" means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

            "Family Trusts" means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of Family Members of such individual and in respect of which such individual serves as trustee or in a similar capacity.

            "FCC" means the Federal Communications Commission or any governmental body or agency succeeding to the functions thereof.

            "FCC Rules" means Title 47 of the Code of Federal Regulations, as amended at any time and from time to time, and FCC decisions issued pursuant to the adoption of such regulations.

            "Fee Letter" means that certain fee letter, dated as of even date herewith, between Borrower and S&A Agent, in form and substance reasonably satisfactory to S&A Agent.

            "FEIN" means Federal Employer Identification Number.

            "FNB" means Fleet National Bank, a national banking association.

            "Funding Date" means the date on which a Borrowing occurs.

            "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

            "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

            "Governing Documents" means, with respect to any person, the certificate or articles of incorporation, by-laws, or other organizational or governing documents of such Person.

            "Governmental Authority" shall mean any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

            "GSCP" means Goldman Sachs Credit Partners L.P., a Bermuda limited partnership.

            "Hale Subordination Agreement" means a subordination agreement, in form and substance satisfactory to each Lender, executed by Robert T. Hale, Jr. and NPI to Agent for the benefit of the Lenders.

            "Hales" means, individually and collectively, Robert T. Hale, Sr. and Robert T. Hale, Jr.

            "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

            "Holdings" has the meaning set forth in the preamble to this Agreement.

            "Indebtedness" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all Capitalized

Lease Obligations (it being understood that Borrower's obligations under operating leases shall not be deemed Indebtedness), (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person, to the extent such obligation of such other Person would be "Indebtedness" pursuant to clauses (a) - (d) of this definition if such obligation were an obligation of Borrower.

            "Indemnified Liabilities" has the meaning set forth in Section 11.3.

            "Indemnified Person" has the meaning set forth in Section 11.3.

            "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

            "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

            "Intercompany Subordination Agreement" means a subordination agreement, in form and substance satisfactory to each Lender, executed by Holdings and NPI to Agent for the benefit of the Lenders.

            "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option, or other financial arrangement (including caps, floors, collars, and similar arrangements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

            "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

            "Investments" means, with respect to any Person, all investments by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Stock, or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP

            "Investment Property" means "investment property" as that term is defined in

Section 9-115 of the Code.

            "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

            "LEC" means a local exchange carrier or telephone company that provides "basic" (as defined by the FCC) telecommunications services to its customers and from whom Borrower may receive payments with respect to Accounts.

            "Legal Requirements" means all applicable international, foreign, federal, state, and local laws, judgments, decrees, orders, statutes, ordinances, rules, regulations, or Permits.

            "Lender" and "Lenders" have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 15.1 hereof.

            "Lender Group" means, individually and collectively, each of the individual Lenders, Agent, and S&A Agent.

            "Lender Group Expenses" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by the Lender Group; reasonable fees or charges paid or incurred by the Lender Group in connection with the Lender Group's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC (or equivalent) searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals); costs and expenses incurred by Agent in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Agent resulting from the dishonor of checks; reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; reasonable costs and expenses paid or incurred by Agent in examining Borrower's Books; reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with Borrower (or any of its Subsidiaries party to one or more Loan Documents); and the Lender Group's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

            "Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, and the officers, directors, employees, counsel, agents,

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



and attorneys-in-fact of such Lender and such Lender's Affiliates.

            "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes.

            "Loan Account" has the meaning set forth in Section 2.10.

            "Loan Documents" means this Agreement, the Disbursement Letter, the Fee Letter, the Lockbox Agreements, the Suretyship Agreement, the Stock Pledge Agreement, the Intercompany Subordination Agreement, any note or notes executed by Borrower and payable to the Lender Group, and any other agreement entered into, now or in the future, in connection with this Agreement.

            "Lockbox Account" shall mean account number [**] maintained at FNB, as Agent.

            "Lockbox Agreements" shall have the meaning ascribed thereto in
Section 2.7.

            "Lockbox Bank" means FNB.

            "Lockboxes" shall have the meaning ascribed thereto in Section 2.7.

            "Material Adverse Change" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the priority of Agent's Liens with respect to the Collateral, the value of the Collateral, or the amount that the Lender Group would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral.

            "Material Carriers" means, as of any date of determination, all Carriers for whom Borrower's volume of telecommunications traffic (measured in minutes) through such Carrier for the immediately preceding month exceeds [**]% of the aggregate amount of Borrower's volume of telecommunications traffic (measured in minutes) through Carriers for such period; provided, however, that for purposes of this definition, telecommunications traffic shall not include any tariffed LEC accessed origination or termination minutes.

            "Maturity Date" has the meaning set forth in Section 3.4.

            "Maximum Amount" means the sum of the Maximum Tranche A Amount and the Maximum Tranche B Amount.

            "Maximum Tranche A Amount" means $30,000,000.

            "Maximum Tranche B Amount" means $30,000,000.

            "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

            "Negotiable Collateral" means all of a Person's present and future letters of credit, notes, drafts, instruments, Investment Property, documents, personal property leases (wherein such Person is the lessor), chattel paper, and Books relating to any of the foregoing.

            "NPI" has the meaning set forth in the preamble to this Agreement.

            "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to the Lender Group of any kind and description pursuant to or evidenced by this Agreement or the other Loan Documents (irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

            "Overadvance" has the meaning set forth in Section 2.5.

            "Participant" has the meaning set forth in Section 15.1(e).

            "Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to Agent, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender and obtain a termination or release of all of the Liens existing in favor of Existing Lender in and to the properties or assets of Borrower.

            "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

            "Permits" of a Person shall mean all rights, franchises, permits, authorities, licenses, certificates of approval or authorizations, including licenses and other authorizations issuable by a Governmental Authority, which pursuant to applicable Legal Requirements are necessary to permit such Person lawfully to conduct and operate its business as currently

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



conducted and to own and use its assets.

            "Permitted Disposition" means (a) the sale, exchange, license, lease or other disposition of telephony services and equipment ancillary thereto, in the ordinary course of Borrower's business, (b) the sale, exchange, or other disposition of Borrower's Equipment that is substantially worn, damaged, or obsolete in the ordinary course of Borrower's business, (c) so long as no Event of Default has occurred and is continuing or would result therefrom, the sale of any asset pursuant to a Permitted Sale and Leaseback Transaction, or (d) so long as no Event of Default has occurred and is continuing or would result therefrom, other dispositions of Borrower's Equipment with an aggregate value not to exceed $[**] in any 12 month period.

            "Permitted Holders" means the Hales, their respective Family Members, and their respective Family Trusts.

            "Permitted Indebtedness" means Indebtedness of Borrower permitted pursuant to Section 7.1.

            "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Indebtedness of such Person and which shall have a notional amount not greater than the payments due with respect to the Indebtedness hedged thereby and not for purposes of speculation.

            "Permitted Investments" means (a) direct obligations of the United States of America, or any agency thereof if backed by the full faith and credit of the United States of America, or obligations fully guaranteed by the United States of America, or any agency thereof if backed by the full faith and credit of the United States of America, in each case denominated in Dollars and maturing within 1 year from the date of creation thereof, (b) commercial paper, denominated in Dollars, issued by a corporation (other than Obligors or any Affiliate of any Obligor) organized under the laws of any State of the United States of America or the District of Columbia maturing within 1 year from the date of creation thereof rated in the highest grade by a nationally recognized credit rating agency, (c) time deposits denominated in Dollars and maturing within 1 year from the date of creation thereof with, including certificates of deposit issued by, any office located in the United States of America of any bank or trust company which is organized under the laws of the United States of America or any state thereof and has capital, surplus, and undivided profits aggregating at least $500,000,000, (d) shares of any money market mutual fund holding only obligations denominated in Dollars rated at least AAA or the equivalent thereof by Standard & Poor's Corporation or at least Aaa or the equivalent thereof by Moody's Investors Service, Inc., or (e) loans, advances, capital contributions, or transfers of property (i) from Holdings to NPI, (ii) from NPI to Holdings, or (iii) so long as no Event of Default has occurred and is continuing or would result therefrom, in an aggregate amount not to exceed $[**] at any one time; provided that such investment shall not be a Permitted Investment unless the security interests of Agent on behalf of the Lender Group therein are perfected.

            "Permitted Liens" means (a) Liens held by Agent for the Benefit of the Lender Group, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) (i) the interests of lessors under operating leases, and (ii) the interests of lessors under Capital Leases to the extent that such Capital Leases are permitted under Section 7.1(e), (e) Purchase Money Liens securing Purchase Money Indebtedness permitted under Section 7.1(e), provided, that the Lien only attaches to the asset purchased or acquired and the proceeds thereof and only secures the purchase price of the asset, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (i) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (j) Liens of or resulting from any judgment or award that reasonably could not be expected to result in a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (k) with respect to any Real Property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of the Liens of Agent on behalf of the Lender Group thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower; and (l) Liens on cash collateral provided by Borrower to secure its reimbursement obligations relative to outstanding letters of credit permitted under Section 7.1(h) in an amount not to exceed 102% of such reimbursement obligations.

            "Permitted Preferred Stock" means and refers to: (a) the Series A Cumulative Preferred Stock, and (b) any other Preferred Stock issued by Holdings that is not Prohibited Preferred Stock.

            "Permitted Protest" means the right of Borrower to protest any Lien (other than any such Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in such amount as is required under GAAP,
(b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Agent on behalf of the Lender Group in and to the Collateral.

            "Permitted Sales and Leaseback Transaction" means a Sale and Leaseback Transaction by NPI that (a) is consummated at a time when no Default or Event of Default has occurred and is continuing or would result therefrom,
(b) is in respect of telecommunications and related Equipment that (i) is first acquired by NPI after the Closing Date, or (ii) is first acquired by NPI on or before the Closing Date and is fully described on Schedule P-2, and in each case, is sold by NPI to a non-Affiliate of NPI under such Sale and Leaseback Transaction upon fair and reasonable terms, (c) is fully consummated within 12 months following the date of initial acquisition of such Equipment, and (d) involves the incurrence of Indebtedness that is permitted under the terms of
Section 7.1 hereof.

            "Permitted Subordinated Debt" means Indebtedness having a maturity of at least 6 years, that is subordinated to Borrower's Obligations on terms and conditions reasonably satisfactory to the Required Lenders, and does not provide for mandatory cash payments of principal or interest prior to 12 months after the Maturity Date (other than interest payable from an interest reserve account established with respect to such Indebtedness).

            "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

            "Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

            "Preferred Stock" means, with respect to any Person, any class or series of equity securities of such Person that is entitled, upon any distribution of assets of such Person, whether by dividend or by liquidation, to a preference over another class or series of equity securities of such Person.

            "Prohibited Preferred Stock" means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of Preferred Stock of the same class and series payable in kind or dividends of common Stock) on or before the date that is 12 months following the Maturity Date or, on or before the date that is 12 months following the Maturity Date, is redeemable at the option of the holder thereof for cash (or assets or securities other than distributions in kind of Preferred Stock of the same class and series or of common Stock).

            "Projections" means Borrower's forecasted (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, and (d) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

            "Pro Rata Share" means: (a) with respect to a Lender's obligation to make Tranche A Advances and receive payments of interest and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Tranche A Commitment, as set forth on Schedule C-1, by (ii) the Tranche A Commitments of all Lenders, as set forth on Schedule

C-1; (b) with respect to a Lender's obligation to make Tranche B Advances and receive payments of interest and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Tranche B Commitment, as set forth on Schedule C-1, by (ii) the Tranche B Commitments of all Lenders, as set forth on Schedule C-1; and (c) with respect to all other matters (including the indemnification obligations arising under Section 17.7), the percentage obtained by dividing (i) such Lender's Total Commitments, as set forth on Schedule C-1, by (ii) the aggregate Total Commitments of all Lenders, as set forth on Schedule C-1; provided, however, that, in each case, in the event all Commitments have been terminated, Pro Rata Share shall be determined according to the Commitments in effect immediately prior to such termination and otherwise as set forth above.

            "Purchase Money Indebtedness" means and includes (a) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (b) Indebtedness (other than the Obligations), including Capitalized Lease Obligations, incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any party of the purchase price thereof, and (c) any renewals, extensions, or refinancings thereof, but not any increases in the principal amounts thereof.

            "Purchase Money Lien" means, with respect to any fixed asset, a Lien upon such fixed asset that secures Purchase Money Indebtedness relative to such fixed asset.

            "Qualifying Preferred Stock Offering" means the offering by Holdings of its Series A Cumulative Preferred Stock .

            "Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower.

            "Reimbursable Agent Expenses" shall have the meaning ascribed thereto in Section 2.4(b)(i).

            "Reimbursable Lender Expenses" shall have the meaning ascribed thereto in Section 2.4(b)(i).

            "Reportable Event" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

            "Required Lenders" means, at any time, Lenders whose Pro Rata Shares aggregate 66.67% of the Total Commitments, or if all Commitments have been terminated irrevocably, 66.67% of the Obligations then outstanding; provided, however, (a) at any time that there are two or fewer Lenders, and (b) that until such time as GSCP and its Affiliates shall have less than $40,000,000 of Commitments, the foregoing percentages shall each be 100%.

            "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

            "Revolving Facility Usage" means, as of any date of determination, the sum of (a) the aggregate amount of Tranche A Advances outstanding plus (b) the aggregate amount of Tranche B Advances outstanding.

            "S&A Agent" means GSCP, solely in its capacity as syndication and arrangement agent for the Lenders, and shall include any successor syndication and arrangement agent.

            "S&A Agent-Related Persons" means S&A Agent and any successor syndication and arrangement agent together with their respective Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Persons and their Affiliates.

            "Sales and Leaseback Transaction" means an arrangement with any third Person providing for the purchase of an asset owned by NPI and the concurrent leasing of such asset to NPI by such third Person.

            "Series A Cumulative Preferred Stock" means those certain 40,000 shares of Holdings' 13-1/2% Stock Due 2009, $0.01 par value per share.

            "Settlement Date" has the meaning set forth in Section 2.3(c)(ii).

            "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

            "Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

            "Stock Pledge Agreement" means a stock pledge agreement, in form and substance satisfactory to each Lender, executed and delivered by Holdings to Agent for the benefit of the Lender Group with respect to the pledge of the capital Stock of NPI.

            "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

            "Suretyship Agreement" means a suretyship agreement, in form and substance satisfactory to each Lender, executed and delivered by each Borrower to Agent for the benefit of the Lender .

            "System" means a telecommunications network or system (including optical fiber networks, telephone switching equipment, and systems ancillary thereto) constructed, acquired, installed, or operated by Borrower for the provision of telecommunications services (including the transmission of voice, video, or data), internet services, or electronic telephone directory services.

            "Total Commitment" means, at any time with respect to a Lender, the principal amount set forth beside such Lender's name under the heading "Total Commitment" on Schedule C-1 attached hereto or on the signature page of an Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.1, as such Total Commitment may be adjusted from time to time in accordance with Section 15.1, and "Total Commitments" means. collectively, the aggregate amount of Total Commitments of all of the Lenders.

            "Tranche A Advances" has the meaning set forth in Section 2.1.

            "Tranche A Availability" means the amount that Borrower is entitled to borrow as Tranche A Advances under Section 2.1, such amount being the difference derived when (a) the aggregate principal amount of Tranche A Advances then outstanding (including any amounts that the Lender Group may have paid for the account of Borrower pursuant to any of the Loan Documents and that are reimbursed by Borrower by being charged to the Loan Account as Tranche A Advances) is subtracted from (b) the lesser of (i) the Maximum Tranche A Amount, or (ii) the Borrowing Base.

            "Tranche A Commitment" means, at any time with respect to a Lender, the principal amount set forth beside such Lender's name under the heading "Tranche A Commitment" on Schedule C-1 attached hereto or on the signature page of an Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.1, as such Tranche A Commitment may be adjusted from time to time in accordance with the provisions of Section 15.1, and "Tranche A

Commitments" means, collectively, the aggregate amount of Tranche A Commitments of all of the Lenders.

            "Tranche A Lenders" means the Lenders with Tranche A Commitments.

            "Tranche A Obligations" means all Obligations in respect of the Tranche A Advances.

            "Tranche B Advances" has the meaning set forth in Section 2.2

            "Tranche B Availability" means the amount that Borrower is entitled to borrow as Tranche B Advances under Section 2.2, such amount being the difference derived when (a) the aggregate principal amount of Tranche B Advances then outstanding (including any amounts that the Lender Group may have paid for the account of Borrower pursuant to any of the Loan Documents and that are reimbursed by Borrower by being charged to the Loan Account as Tranche B Advances) is subtracted from (b) the Maximum Tranche B Amount.

            "Tranche B Commitment" means, at any time with respect to a Lender, the principal amount set forth beside such Lender's name under the heading "Tranche B Commitment" on Schedule C-1 attached hereto or on the signature page of an Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.1, as such Tranche B Commitment may be adjusted from time to time in accordance with the provisions of Section 15.1, and "Tranche B Commitments" means, collectively, the aggregate amount of Tranche B Commitments of all of the Lenders.

            "Tranche B Lenders" means the Lenders with Tranche B Commitments.

            "Tranche B Obligations" means all Obligations other than Tranche A Obligations.

            "Voidable Transfer" has the meaning set forth in Section 15.8.

            "WorldCom Subordination Agreement" means a subordination agreement, in form and substance satisfactory to each Lender, executed by WorldCom Network Services, Inc. dba WilTel, Inc. to Agent for the benefit of the Lenders.

            "Year 2000 Compliant" means, with regard to any Person, that all software in goods produced or sold by, or utilized by and material to the business operations or financial condition of, such Person are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario, including dates in and after the year 2000.

1.2   Accounting Terms.

            All accounting terms not specifically defined herein shall be construed in

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" or "Holdings" is used in respect of a financial covenant or a related definition, it shall be understood to mean Holdings and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3   Code.
              Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4   Construction.

              Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Agent. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable.

1.5   Schedules and Exhibits.

              All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.  LOAN AND TERMS OF PAYMENT.

2.1   Revolving Tranche A Advances.

              (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Tranche A Lender severally agrees to make advances ("Tranche A Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Tranche A Amount, or (ii) the Borrowing Base. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:


                                      [**]

            (b) Anything to the contrary in this Section 2.1 notwithstanding, Agent or the Required Lenders shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its reasonable credit judgment (from the perspective of a secured lender) or the Required Lenders in their reasonable credit judgment (from the perspective of a secured lender), as the case may be, shall deem necessary or appropriate, against the Borrowing Base, including with respect to (i) sums chargeable against the Loan Account as Advances under any section of this Agreement or any other Loan Document, (ii) amounts owing by Borrower to any Person to the extent secured by a Lien (other than Permitted Liens) on, or trust over, any assets of Borrower, and (iii) such other matters, events, conditions, or contingencies as to which Agent in its reasonable credit judgment (from the perspective of a secured lender) or the Required Lenders in their reasonable credit judgment (from the perspective of a secured lender), as the case may be, determines reserves should be established from time to time hereunder.

            (c) The Lenders shall have no obligation to make further Tranche A Advances hereunder to the extent such further Advances would cause (i) the outstanding aggregate amount of Tranche A Advances to exceed the lesser of the Borrowing Base and the Maximum Tranche A Amount, or (ii) the outstanding Obligations to exceed the Maximum Amount.

            (d) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2   Revolving Tranche B Advances.

            (a) Subject to the terms and conditions of this Agreement and during the term of this Agreement, each Tranche B Lender severally agrees to make advances ("Tranche B Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the Maximum Tranche B Amount.

            (b) The Lenders shall have no obligation to make further Tranche B Advances hereunder (i) to the extent they would cause (y) the outstanding aggregate amount of Tranche B Advances to exceed the Maximum Tranche B Amount, or (z) the outstanding Obligations to exceed the Maximum Amount, or (ii) to the extent Tranche A Availability exceeds zero (-0-); it being the express understanding of Borrower, Agent, the Tranche A Lenders, and the Tranche B Lenders, that (A) at any time that there exists any borrowing availability under Tranche A, all further Advances first shall be drawn under Tranche A until such borrowing availability has been exhausted, and (B) if at any time there are Tranche B Advances outstanding at a time when borrowing availability exists under Tranche A, such Tranche B Advances automatically shall be deemed repaid and additional Tranche A Advances created to the extent of such borrowing availability under Tranche A.

            (c) Amounts borrowed pursuant to this Section 2.2 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.3   Borrowing Procedures and Settlements.

            (a) Procedure for Borrowing. Each Borrowing shall be made upon Borrower's irrevocable request therefor delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (New York time) on the Business Day that is the requested Funding Date) specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. Upon receipt of each such notice, Agent shall promptly notify each Lender having a Commitment to make the requested type of Advance and, subject to the terms and conditions hereof, each Lender shall promptly remit its Pro Rata Share of the requested Advance to Agent. If and to the extent that Agent receives funds from such Lenders on a timely basis, it shall remit such funds to Borrower by not later than 4:00 p.m. (New York time) on the Funding Date; it being the express understanding of the parties that Agent may, but shall not be obligated to, advance funds to Borrower on behalf of the Lenders having a Commitment to make a requested type of Advance and that the only parties having Commitments to make Advances are Lenders as opposed to Agent (in its capacity as agent).

            (b) Disbursement of Funds. Agent, subject to the terms and conditions herein, may, on behalf of the Lenders, disburse funds to Borrower for Loans requested. If any Lender fails to pay the amount necessary to adjust such Lender's actual Pro Rata Share pursuant to Section 2.3(c), Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent (without duplication of amounts received by Agent from such Lender pursuant to Section 2.3(d)) without set-off, counterclaim, or deduction of any kind together with interest thereon, for each day from and including the date such amount was to have been made available to Agent by such Lender to but excluding the date of payment to Agent, at the interest rate then applicable under this Agreement with respect to such Advance. Any repayment required pursuant to this Section 2.3(b) shall be without premium or penalty. Nothing in this Section 2.3(b) or elsewhere in this Agreement or the other Loan Documents, including the provisions of
Section 2.3(c), shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

            (c) Settlements.

                        (i) The Revolving Facility Usage may fluctuate from day to day through Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender, at Agent's sole option, Advances and payments may be settled among Agent and Lenders according to the procedures described in this Section 2.3(c). These procedures notwithstanding, each Lender's obligation to fund its portion of any Advances made by Agent to Borrower will commence on the date such Advances are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind. Nothing in this Section or elsewhere in this Agreement or the other Loan Documents, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

                        (ii) On the 2nd Business Day of each week, or more frequently (including daily), if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Lender by telephone or telecopy of the amount of each such Lender's Pro Rata Share of the Revolving Facility Usage as of the close of business of the 2nd Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust such Lender's actual Pro Rata Share of the Revolving Facility Usage as of any Settlement Date to equal the amount of such Lender's required Pro Rata Share of the Revolving Facility Usage, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 1:00 p.m. (New York time) on the Business Day immediately following the Settlement Date.

            (d) Availability of Lender's Pro Rata Share.

                        (i) Unless Agent shall have received notice from a Lender prior to a Funding Date that such Lender will not make available its Pro Rata Share of an Advance requested by Borrower, Agent may assume that such Lender will make such amount available to Agent on the Business Day following the next Settlement Date. If a Lender does not in fact make its Pro Rata Share available to the Agent on such date, then such Lender agrees to pay to Agent forthwith on demand such amount (without duplication of amounts received from Borrower pursuant to Section 2.5(b)) without set-off, counterclaim or deduction of any kind, together with interest thereon, for each day from and including the date such amount was to have been made available to Borrower to but excluding the date of payment to Agent, at the then prevailing federal funds rate as most recently announced from time to time by the Federal Reserve Board. Until any such amount (with interest thereon as aforesaid) is paid to Agent, Agent shall not be obligated to remit to such defaulting Lender any payment made by Borrower to Agent with respect to any Loan or any fees or other payments with respect thereto nor shall Agent be obligated to remit to such defaulting Lender its Pro Rata Share of Collections and other proceeds in respect of Collateral.

                        (ii) Nothing contained in this Section 2.3(d) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any such default by such Lender under this Agreement.

            (e) Return of Payments

                        (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the then prevailing federal funds rate as most recently announced from time to time by the Federal Reserve Board, and such payment to such Lender shall be deemed to not have been made.

                        (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other person pursuant to any requirement at law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

            (f) Lenders' Failure to Perform. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advances hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Advances hereunder, and (ii) no failure by any Lender to perform its obligation to make any Advances hereunder shall excuse any other Lender from its obligation to make any Advances hereunder.

            (g) Replacement of Defaulting Lender.

                        (i) If any Lender fails to perform its obligation to make any Advance hereunder (a "Defaulting Lender"), and as a result of such failure to perform (A) Borrower does not receive the total amount of an Advance requested by Borrower, or (B) Borrower is required to repay Agent for amounts received by Borrower and not paid by such Defaulting Lender, then Borrower may, upon at least 5 Business Days' prior irrevocable notice to each of such Lender, Agent, and S&A Agent, permanently replace such Defaulting Lender with one or more Eligible Transferees (collectively, the "Replacement Lenders"). The notice from Borrower to replace a Lender shall specify an effective date for such replacement, which date shall not be later than the tenth Business Day after the date such notice is given. Prior to such effective date, such Defaulting Lender and each Replacement Lender shall execute an Assignment and Acceptance Agreement. The replacement of such Lender shall be made in accordance with the terms of Section 15.1.

                        (ii) Prior to such effective date, such Defaulting Lender and each Replacement Lender shall execute an Assignment and Acceptance Agreement. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of such Defaulting Lender hereunder and under the other Loan Documents, such Defaulting Lender shall remain obligated to make such Defaulting Lender's Pro Rata Share of Tranche A Advances and Tranche B Advances.

                        (iii) Nothing contained in this Section 2.3(g) shall
(A) increase any Lender's Tranche A Commitment or Tranche B Commitment, or (B) be deemed to prejudice any rights Agent or Borrower may have against such Defaulting Lender as a result of such Defaulting Lender's failure to perform under this Agreement.

2.4   Payments.

            (a) Payments by Borrower.

                        (i) All payments to be made by Borrower shall be made without set-off, recoupment, deduction, or counterclaim, except as otherwise required by law. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent for the account of the Lender Group at Agent's address set forth in Section 12, and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (New York time), at the option of Agent, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                        (ii) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                        (iii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower has not made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Base Rate for each day from the date such amount is distributed to such Lender until the date repaid.

            (b) Apportionment, Application, and Reversal of Payments.

                        (i) All payments shall be remitted to Agent. So long as no Event of Default has occurred and is continuing, except as otherwise provided with respect to defaulting Lenders, such payments shall be applied: first, ratably, to pay any fees or expense reimbursements then due to Agent or S&A Agent from Borrower under this Agreement or the other Loan Documents (collectively, "Reimbursable Agent Expenses"); second, to pay any fees or expense reimbursements then due to the Lenders from Borrower under this Agreement or the other Loan Documents (collectively, "Reimbursable Lender Expenses"); third, to pay interest due in respect of all Advances; fourth, to pay the outstanding principal of Tranche B Advances; fifth, to pay the outstanding principal of Tranche A Advances; and sixth, ratably to pay any other Obligations due to Agent, S&A Agent, or any Lender by Borrower.

                        (ii) Upon the occurrence and during the continuation of an Event of Default, except as otherwise provided with respect to defaulting Lenders, all Collections and other proceeds in respect of Collateral shall be applied: first, ratably, to pay Reimbursable Agent Expenses; second, to pay the Reimbursable Lender Expenses; third, to pay interest due in respect of all Tranche A Advances; fourth, to pay the outstanding principal of all Tranche A Advances; fifth, to pay interest due in respect of all Tranche B Advances; sixth, to pay the outstanding principal of Tranche B Advances; and seventh, ratably to pay any other Obligations due to Agent, S&A Agent, or any Lender by Borrower.

                        (iii) All Collections applied pursuant to Subsections
(i) or (ii) above shall, within each category of application, be apportioned ratably among those Lenders having a Pro Rata Share of the Tranche A Advances or of the Tranche B Advances, as applicable, to which such amounts are to be applied (other than fees designated for the sole and separate account of Agent or S&A Agent).

                        (iv) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any requirement at law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent previously has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

2.5   Overadvances.

              If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Sections 2.1 and 2.2 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.2, (an "Overadvance"), Borrower shall pay to Agent, in cash, the amount of such excess, without premium or penalty, which amount shall be used by Agent to reduce the Obligations in accordance with the priority set forth in Section 2.4(b). If such Overadvance is caused by Agent's exercise of its discretionary right to (a) make payments on behalf of Borrower and to charge such payments to Borrower's Loan Account, or (b) to adjust the Borrowing Base or Dilution Reserve, then, in either case, Agent shall give Borrower notice of such Overadvance and Borrower shall make such payment to Agent within 5 Business Days after Borrower's receipt of such notice; otherwise such payment by Borrower to Agent shall be made immediately upon the occurrence of the Overadvance. In connection with any such required notice, Agent shall endeavor to provide Borrower with reasonable detail concerning any adjustments to the Borrowing Base or Dilution Reserve that created or contributed to such Overadvance.

2.6   Interest:  Rates, Payments, and Calculations.

            (a) Interest Rate. Except as provided in clause (c) below, all Obligations shall bear interest at a per annum rate of 1 percentage point above the Base Rate.

            (b) [intentionally omitted]

            (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations shall bear interest at a per annum rate equal to 3 percentage points above the per annum rate otherwise applicable thereto as set forth in Section 2.6(a).

            (d) [intentionally omitted]

            (e) Payments. Interest payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Agent, at its option, without prior notice to Borrower, to charge such interest, all Lender Group Expenses (as and when incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all installments or other payments due under any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

            (f) Computation. In the event the Base Rate is changed from time to time hereafter, the applicable rates of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

            (g) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7   Collection of Accounts.

            (a) Borrower shall at all times maintain the lockboxes or similar arrangement (the "Lockboxes") currently in place between Borrower and FNB. The parties hereto agree that from and after the Closing Date, any and all agreements between Borrower and FNB with respect to the Lockboxes (collectively, the "Lockbox Agreements") shall be deemed to be amended to the extent, but only to the extent, necessary to reflect that FNB is a party to the Lockbox Agreements in FNB's capacity as Agent. Borrower, Agent, and FNB shall open and maintain the Lockbox Account for the deposit of Collections.

            (b) Borrower shall, immediately after the Closing Date, (a) instruct all Account Debtors of Borrower to remit all Collections in respect thereof to such Lockboxes, and (b) deposit all Collections in respect of Accounts received by Borrower immediately upon receipt in to the Lockbox Accounts. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor immediately upon receipt shall be deposited into the Lockbox Account.

            (c) All amounts received in the Lockbox Account shall be wired each Business Day into the Designated Account; provided, however, that upon the occurrence and during the continuance of an Event of Default, all amounts received in the Lockbox Account shall be wired each Business Day into an account (the "Agent Account") maintained by Agent at a depositary selected by Agent.

2.8   Crediting Payments; Application of Collections.

            The receipt of any Collections by Agent (whether from transfers to Agent by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Agent Account or unless and until such Collection item is honored when presented for payment. Should any Collection item received by Agent not be honored when presented for payment, then Borrower shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Agent only if it is received into the Agent Account on a Business Day on or before 2:00 p.m. New York time. If any Collection item is received into the Agent Account on a non-Business Day or after 2:00 p.m. New York time on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9   Designated Account.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



            Agent and the Lenders are authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone reasonably believed by Agent to be an Authorized Person, or without instructions if pursuant to Section 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance requested by Borrower and made by hereunder shall be made to the Designated Account.

2.10  Maintenance of Loan Account; Statements of Obligations.

            Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances made by Agent or the Lenders to Borrower or for Borrower's account, including, accrued interest, Lender Group Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower's account, including all amounts received in the Agent Account from any Lockbox Bank. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 60 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11  Fees.

            Borrower shall pay to the following fees, which fees shall be non-refundable when paid:


            (a) Unused Line Fees. Payable in arrears and fully earned on the first day of each month during the term of this Agreement, (i) for the ratable benefit of the Tranche A Lenders, an unused line fee in an amount equal to [**]% per annum times the Average Unused Portion of the Maximum Tranche A Amount, and
(ii) for the ratable benefit of the Tranche B Lenders, an unused line fee in an amount equal to [**]% per annum times the Average Unused Portion of the Maximum Tranche B Amount.

            (b) Financial Examination, Documentation, and Valuation Fees.

            For the sole and separate accounts of Agent or S&A Agent, as applicable, (i) a fee of $[**] per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed pursuant to Section 4.6 by the respective personnel employed by Agent, or S&A Agent, as applicable, and (ii) the actual charges paid or incurred by Agent or S&A Agent, as applicable, if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower; and (iii) the actual charges paid or incurred by Agent or S&A Agent to employ the services of one or more third Persons to perform an enterprise valuation of Borrower pursuant to Section 4.6.

            (c) Fee Letter. As and when provided thereunder, the fees payable under the terms of the Fee Letter.

3.  CONDITIONS; TERM OF AGREEMENT.

3.1   Conditions Precedent to the Initial Advance.

            The obligation of the Lender Group (or any member thereof) to make the initial Advance is subject to the fulfillment, to the satisfaction of Agent, each Lender, and their respective counsel, of each of the following conditions on or before the Closing Date:

            (a) the Closing Date shall occur on or before October 15, 1998;

            (b) Agent shall have received all financing statements and fixture filings required by the Lender Group, duly executed by Borrower, and Agent shall have searches reflecting the filing of its financing statements with the Secretary of the Commonwealth of Massachusetts and the City Clerk of Quincy, Massachusetts;

            (c) Agent shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                  (i)   the Disbursement Letter;

                  (ii)  the Pay-Off Letter;

                  (iii) the Suretyship Agreement;

                  (iv)  the Fee Letter;

                  (v)   the Agents' Side Letter;

                  (vi)  the Intercompany Subordination Agreement;

                  (vii) the Stock Pledge Agreement;

                  (viii) Termination statements relative to all financing
            statements filed by Sprint Communications;

                  (ix) WorldCom Subordination Agreement (or termination
            statements relative to all financing statements filed by WorldCom Network Services, Inc. dba WilTel, Inc.);

                  (x)   the Hale Subordination Agreement;

                  (xi)  the Customer List Escrow Agreement; and

            (d) Agent shall have received a certificate from the Secretary of each Borrower attesting to the resolutions of such Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;

            (e) Agent shall have received copies of each Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

            (f) Agent shall have received a certificate of status with respect to each Borrower, dated as of a date within a reasonable proximity to the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

            (g) Agent shall have received certificates of status with respect to each Borrower, each dated as of a date within a reasonable proximity to the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

            (h) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Agent, each Lender, and their respective counsel;

            (i) Agent shall have received the Closing Date Business Plan certified by an officer of Borrower as being such officer's good faith best estimate of the financial performance of Borrower during the period covered thereby;

            (j) Agent shall have received a Collateral Access Agreement relative to Borrower's location in Quincy, Massachusetts;

            (k) Agent shall have received opinions of Borrower's counsel in form and substance satisfactory to Agent and each Lender in their sole discretion;

            (l) Agent and Agent's counsel shall have been provided with a copy of each Carrier Agreement in respect of a Material Carrier, the Bell Atlantic Interconnection Agreement, and each agreement in respect of any Indefeasible Right to Use granted to Borrower, certified by an officer of Borrower as true, correct, and complete, and Agent shall have had a reasonable opportunity to review each such Carrier Agreement;

            (m) Agent shall have received a certificate from an officer of each Borrower certifying that all tax returns required to be filed such Borrower have been timely filed and all taxes upon such Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

            (n) Agent shall have received a certificate from an officer of each Borrower certifying that to the best of such Borrower's knowledge there are no outstanding complaints against any Borrower made to any public utilities commission in any jurisdiction in which any Borrower operates, except such complaints that have been fully disclosed to the Lenders and are satisfactory to Agent and the Lenders;

            (o) Agent shall have received a letter from Chase Equipment Leasing, Inc. ("Chase"), in form and substance satisfactory to each Lender, acknowledging that Chase's liens in the Equipment leased by Borrower from Chase does not extend to the Accounts generated by such Equipment;

            (p) Agent shall have received payment of all accrued and unpaid Lender Group Expenses;

            (q) Agent shall have received a certificate from an officer of each Borrower certifying that there has been no Material Adverse Change in the financial condition of such Borrower or the Collateral since July 31, 1998; and

            (r) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent, each Lender, and their respective counsel.

3.2   Conditions Precedent to all Advances.

            The following shall be conditions precedent to all Advances hereunder:

            (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

            (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

            (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Agent, S&A Agent, any Lender, or any of their Affiliates.

3.3   Condition Subsequent.

            As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

            (a) within 30 days of the Closing Date, deliver to Agent the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be reasonably satisfactory to Agent, each Lender, and their respective counsel.

3.4   Term.

            This Agreement shall become effective upon the execution and delivery hereof by Borrower and the Lender Group and shall continue in full force and effect for a term ending on the date that is 18 months from the Closing Date (the "Maturity Date"), unless sooner terminated pursuant to the terms hereof. The foregoing notwithstanding, the Lender Group, in accordance with Section 9, shall have the right to terminate its obligations to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5   Effect of Termination.

            On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, continuing security interests in the Collateral, for the benefit of the Lender Group, shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit hereunder have been terminated. Upon termination of this Agreement and after all Obligations have been fully and finally discharged and the Lender Group's obligations to provide additional credit hereunder have been terminated, Agent shall execute and deliver any Uniform Commercial Code termination statements, lien releases, mortgage releases, reassignments of trademarks, discharges of security interests, and other similar discharge or release documents (and if applicable, in recordable form) as are reasonably necessary to release, as of record, the security interests, financing statements, and all other notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.6   Early Termination by Borrower.

            Borrower has the option, at any time upon 45 days prior written notice to Agent, to terminate this Agreement by paying to Agent for the ratable benefit of the Lender Group, in cash, the Obligations, without penalty or premium (other than as provided in the Fee Letter). In the event any such notice is timely received by Agent, and Borrower thereafter fails to timely pay to Agent the amount set forth in the immediately preceding sentence, such notice shall be deemed to never have been given.

3.7   [Intentionally Omitted].

4.  CREATION OF SECURITY INTEREST.

4.1   Grant of Security Interest.

            (a) Each Borrower hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all right, title, and interest of such Borrower in and to all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Tranche A Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents ("Agent's Tranche A Liens"). The Agent's Tranche A Liens in and to the Collateral shall attach to all Collateral without further act on the part of the Lender Group or Borrower.

            (b) Each Borrower hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all right, title, and interest of such Borrower in and to all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Tranche B Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents ("Agent's Tranche B Liens"). The Agent's Tranche B Liens in and to the Collateral shall attach to all Collateral without further act on the part of the Lender Group or Borrower.

            (c) Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2 Negotiable Collateral.

            In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral.

            At any time after an Event of Default has occurred and is continuing, Agent or Agent's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Agent for the benefit of the Lender Group or that Agent for the benefit of the Lender Group or that Agent for the benefit of the Lender Group has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group's trustee, any Collections that it receives and immediately will deliver said Collections to Agent in their original form as received by Borrower.

4.4 Delivery of Additional Documentation Required.

            At any time upon the request of Agent, Borrower shall execute and deliver to Agent, all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Agent reasonably may request, in form satisfactory to Agent, to perfect and continue perfected Agent's Liens on the Collateral (whether now owned or hereafter arising or acquired), and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

4.5 Power of Attorney.

            Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent's officers, employees, or agents designated by Agent) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4,
(b) at any time that an Event of Default has occurred and is continuing , sign Borrower's name on any invoice relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) at any time that an Event of Default has occurred and is continuing, endorse Borrower's name on any Collection item that may come into the Lender Group's possession, (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Agent, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent reasonably determines to be necessary. The appointment of Agent as Borrower's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group's obligations to extend credit hereunder are terminated. With respect to sending requests for verification of Accounts, Agent shall make reasonable efforts to respect Borrower's relationship with the Account Debtors.

4.6   Right to Inspect.

            (a) Agent and S&A Agent (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter and during normal business hours, (i) to inspect Borrower's Books in order to verify Borrower's financial condition or any other matter relating to Borrower (an "Audit"), or (ii) to perform an enterprise valuation of Borrower (a "Valuation").

            (b) So long as no Event of Default has occurred and is continuing, the party performing such Audit or Valuation shall give reasonable prior notice to Borrower, and no such Audit or Valuation, in each case, shall be conducted more often than quarterly. Upon the occurrence and during the continuation of an Event of Default, prior notice shall not be required prior to the performance of any such Audit or Valuation, and such Audits or Valuations may be performed more often than quarterly.

            (c) All information developed pursuant to any Audit or Valuation shall be subject to the confidentiality provisions contained in Section 17.16(d).

5.    REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance made thereafter, as though made on and as of the date of such Advance (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this
Agreement:

5.1   No Encumbrances.

            Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

5.2   Eligible Accounts.

            The Eligible Accounts are bona fide existing obligations created by the sale of goods, the sale General Intangibles, or the rendition of services to Account Debtors in the ordinary course of Borrower's business. Except as set forth on the applicable Borrowing Base Certificate, (a) the Eligible Accounts are unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation, (b) (i) the property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor, or (ii) the service giving rise to such Eligible Accounts has been performed by Borrower for the Account Debtor, and (c) Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding any Eligible Account.

5.3   Compliance with Laws, etc.

            (a) Each Borrower is in compliance in all material respects with all applicable laws and regulations, for which such Borrower's non-compliance would be a Material Adverse Change, including the Communications Act, FCC Rules, and those relating to telecommunications, copyright, pollution and environmental control, equal employment opportunity and employee safety, in all jurisdictions in which any Borrower is currently doing business.


            (b) All material Permits are in full force and effect and there are no pending or threatened material complaints, investigations, inquiries or proceedings by or before the FCC or other Governmental Authority or any actions or events that (i) could result in the revocation, cancellation, adverse modification or non-renewal of any material Permit or the imposition of a material fine or forfeiture, or (ii) otherwise result in a Material Adverse Change.


5.4   Equipment.

            All of the Equipment is used or held for use in Borrower's business and is fit for such purposes.

5.5   Location of Inventory and Equipment.

            The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Agent's prior written consent) and are located only at the locations identified on Schedule 6.12 or otherwise permitted by Section 6.12.

5.6   [Intentionally omitted].

5.7   Location of Chief Executive Office; FEIN.

            The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Holding's FEIN is 04-3430576.

5.8   Due Organization and Qualification; Subsidiaries.

            (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

            (b) Set forth on Schedule 5.8, is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding and the number of such shares that are held in Borrower's treasury. All such outstanding shares have been validly issued and, as of the Closing Date, are fully paid, nonassessable shares free of contractual preemptive rights. The issuance and sale of all such shares have been in compliance with all applicable federal and state securities laws. Other than as described on Schedule 5.8, as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

            (c) Set forth on Schedule 5.8, is a complete and accurate list of Borrower's direct and indirect Subsidiaries as of the Closing Date, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and
(iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

            (d) Except as set forth on Schedule 5.8, as of the Closing Date, no capital Stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for Stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

5.9 Due Authorization; No Conflict.

            (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

            (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

            (c) Other than the filing of appropriate financing statements or fixture filings, as applicable, the execution, delivery, and performance by Borrower of this

Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

            (d) This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

            (e) The Agent's Liens granted by Borrower to Agent, for the benefit of the Lender Group, in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.10 Litigation.

            There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 5.10; and (c) matters that, if decided adversely to Borrower, reasonably could not be expected to result in a Material Adverse Change.

5.11 No Material Adverse Change.

            All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

5.12 Fraudulent Transfer.

            (a) Borrower is Solvent.

            (b) No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

5.13 Employee Benefits.

            None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.14 Environmental Condition.

            Except as set forth on Schedule 5.14, none of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

5.15 Brokerage Fees.

            No brokerage commission or finders fees has or shall be incurred or payable in connection with or as a result of Borrower's obtaining financing from the Lender Group under this Agreement, and Borrower has not utilized the services of any broker or finder in connection with Borrower's obtaining financing from the Lender Group under this Agreement.

5.16 Year 2000 Compliance.

            (a) On the basis of a review and assessment currently being undertaken by Borrower of Borrower's computer applications utilized by Borrower or contained in products produced or sold by Borrower, and upon inquiry made of Borrower's material suppliers and vendors, Borrower's management is of the considered view that Borrower and its products will be Year 2000 Compliant before October 1, 1999, and to the best of Borrower's management's knowledge, that all such suppliers and vendors will be Year 2000 Compliant before October 1, 1999.

            (b) Borrower (i) is currently undertaking a review and assessment of all areas within its business and operations that could be adversely affected by the failure of Borrower or its products to be Year 2000 Compliant on a timely basis, (ii) is developing a detailed plan and timeline for becoming Year 2000 Compliant on a timely basis, and (iii) to date, is implementing that plan in accordance with that timetable in all material respects. Borrower reasonably anticipates that it will be Year 2000 Compliant on a timely basis.

5.17  Intellectual Property.

            Borrower and each of its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses which are necessary in all material respects to conduct their respective businesses and to operate their respective properties as now conducted and operated. The consummation of the transactions contemplated by this Agreement and the Loan Documents will not alter or impair, in any material respect, any of such rights of Borrower or any of its Subsidiaries.

5.18 Leases.

            Borrower and each of its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to the business, operations, and financial condition of Borrower and its Subsidiaries, taken as a whole, to which any of them is a party or under which any of them is operating. All of such leases are valid and subsisting (in all material respects) and no material default by Borrower or any of its Subsidiaries exists under any of them.

5.19 Material Carriers.

            Schedule 5.19 contains the names of all Material Carriers. Each Carrier Agreement in respect of a Material Carrier is in full force and effect and Borrower is not in default thereunder.

6.  AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless the Lender Group shall otherwise consent in writing, Borrower shall do all of the following:

6.1   Accounting System.

            Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Agent.

6.2 Collateral Reporting.

            (a) Provide Agent with the following documents at the following times in form satisfactory to Agent: (i) on a monthly basis, as soon as practicable but in any event by no later than the 30th day of each month during the term of this agreement, (A) a Borrowing Base Certificate dated as of the last day of the immediately preceding month (a "Month End Borrowing Base Certificate"), (B) a report reconciling the balance owing to each Material Carrier according to Borrower's records with the amount claimed by such Material Carrier as being owed by Borrower together with a certificate from an officer of Borrower stating that there are no material disputes with any material carriers except as are set forth in such certificate, and (C) a calculation of the Dilution for the prior month; (ii) on a weekly basis, by no later than the 2nd Business Day following the last day of each week (for which purpose, weeks shall be deemed to end at the close of business on each Friday) a report detailing Borrower's available cash, Collections for the then current month, and planned disbursements for the week following the date of such report; (iii) on a quarterly basis, a detailed list of Borrower's customers delivered to Customer List Escrow Agent pursuant to the Customer List Escrow Agreement; and (iv) such other reports as to the Collateral or the financial condition of Borrower as Agent may reasonably request from time to time.

            (b) If at any time, Availability, as determined based on a Month End

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



Borrowing Base Certificate, is less than $[**], then until such time as Availability, as determined based on a subsequent Month End Borrowing Base Certificate exceeds $[**], Borrower shall deliver any and all reports, certificates, and other information required to be delivered pursuant to Section 6.2(a) on a weekly basis, or as frequently as Agent may otherwise reasonably request.

6.3 Financial Statements, Reports, Certificates.

            Deliver to Agent, with copies to each Lender (a) as soon as available, but in any event within 45 days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet and income statement, in each case, on a consolidated basis, covering Borrower's operations during such period; (b) as soon as available, but in any event within 45 days after the end of each quarter during Borrower's fiscal years, a company prepared balance sheet, income statement, and statement of cash flows, in each case on a consolidated basis, covering Borrower's operations during such period; and (c) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower on a consolidated basis for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Agent stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management.

            Together with the above, Borrower also shall deliver to Agent, with copies to each Lender, Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by the Lender Group relating to the financial condition of Borrower.

            Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrower shall deliver to Agent, with copies to each Lender a certificate signed by its chief financial officer to the effect that: (i) with respect to financial statements, all financial statements delivered or caused to be delivered to any one or more members of the Lender Group hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments, and in the case of monthly statements for months other than the last month of a fiscal quarter of Borrower, quarter-end adjustments, and provided, further, that, with respect to such monthly statements, such certificate may be qualified by the representation that such financial statements may not be fully in compliance with GAAP but are in the same form as is provided internally by Borrower to the senior management of Borrower) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) Borrower is not in default with respect to any of its obligations to any Material Carrier under any Carrier Agreement, or, if Borrower is in such default, specifying the details of each such default, (iv) for each month that also is the date on which a financial covenant in Section 7.20 or 7.21 is to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenants contained in Section 7.20 or 7.21, and (v) on the date of delivery of such certificate to Agent there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), (iii), or (iv), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

            Borrower shall issue, upon the request of Agent, written instructions to its independent certified public accountants authorizing them to communicate with Agent and to release to Agent such financial information concerning Borrower that Agent reasonably may request. Borrower hereby irrevocably authorizes all auditors, accountants, or other third parties to deliver to Agent, upon Agent's request, at Borrower's expense, copies of Borrower's financial statements, papers related thereto.

6.4 Billing System Conversion.

            Prior to the Billing System Conversion, Borrower shall employ a qualified Person, reasonably acceptable to the Lender Group (the "Qualified Advisor"), to advise Borrower with respect to the Billing System Conversion. Borrower shall deliver to Agent and S&A Agent a written implementation plan for the Billing System Conversion (the "Implementation Plan") reviewed by the Qualified Advisor (or developed by the Qualified Advisor for the purposes of implementing an industry recognized integration package provided by the Qualified Advisor). The Qualified Advisor shall communicate with Agent and S&A Agent regarding the Implementation Plan, and prepare a written assessment of the Implementation Plan, such assessment to include any and all material deficiencies identified by the Qualified Advisor in the Implementation Plan. Prior to the implementation of the Billing System Conversion, Borrower shall resolve any such material deficiencies identified by the Qualified Advisor.

6.5 [intentionally omitted].

6.6 [intentionally omitted].

6.7 Title to Equipment.

            Upon Agent's request, Borrower immediately shall deliver to Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title (as applicable) to any items of Equipment.

6.8 Maintenance of Equipment.

            Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date or are financed pursuant to Permitted Indebtedness, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

6.9 Taxes.

            Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrower has made such payments or deposits.

6.10 Insurance.

            Borrower agrees to maintain, and to cause each of its Subsidiaries to maintain, public liability insurance, third party property damage insurance, and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, and covering such risks, as are at all times satisfactory to Agent in its reasonable judgment (from the perspective of a secured lender). All policies covering the Collateral shall name Agent (on behalf of the Lender Group) as an additional insured and sole loss payee in case of Casualty Loss, and are to contain such other provisions as Agent reasonably may require to fully protect the Lender Group's interest in the Collateral and to any payments to be made under such policies, including a standard form 438BFU (NS) lenders loss payable endorsement, or an equivalent endorsement satisfactory to Agent. Original policies or certificates thereof satisfactory to Agent evidencing such insurance shall be delivered to Agent at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this
Section 6.10, unless Agent is included thereon as named insured with the loss payable to Agent under a standard form 438BFU (NS) lenders loss payable endorsement, or an equivalent satisfactory to Agent. Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Agent. If Borrower fails to provide and pay for such insurance, Agent may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower shall deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

6.11 No Setoffs or Counterclaims.

            Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and, subject to Section 17.10, without deduction or withholding for or on account of, any federal, state, or local taxes.

6.12 Location of Inventory and Equipment.

            (a) Keep the Inventory and Equipment only at the locations identified on Schedule 6.12; provided, however, that Borrower may amend Schedule
6.12 so long as such amendment occurs by written notice to Agent not more than 30 days after the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings requested by Agent which are reasonably necessary to perfect and continue perfected the Agent's Liens on such assets and shall use its best efforts to obtain for Agent a Collateral Access Agreement, if applicable.

6.13 Compliance with Laws.

            Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

6.14 [Intentionally Omitted.

6.15 Leases.

            Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases unless such payments are the subject of a Permitted Protest, Agent shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

6.16 Brokerage Commissions.

            Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrower's obtaining financing from the Lender Group under this Agreement. Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrower, and Borrower agrees to indemnify, defend, and hold Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of Borrower's obtaining financing from the Lender Group under this Agreement.

6.17 Year 2000 Compliance.

            Be Year 2000 Compliant by October 1, 1999.

6.18 Projections.

            Not later than 30 days prior to the end of each fiscal year of Borrower, deliver to Agent Projections of Borrower, in form and substance (including as to scope and underlying assumptions) satisfactory to each Lender in its discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Borrower as being such officer's good faith best estimate of the financial performance of Borrower during the period covered thereby.

6.19 Corporate Existence, etc.

            At all time preserve and keep in full force and effect Borrower's valid corporate existence and good standing and any rights and franchises material to Borrower's businesses.

6.20 Disclosure Updates.

            Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (i) notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (ii) correct any defect or error that may be discovered

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

6.21  Carrier Agreements.

            From time to time at the request of Agent, deliver to Agent copies of all Carrier Agreements in effect between Borrower and a Carrier, certified by a Secretary to be true, correct, and complete.

7.  NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do (and will not permit any of its Subsidiaries to do) any of the following without the Lender Group's prior written consent:

7.1 Indebtedness.

            Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

            (a) Indebtedness evidenced by this Agreement;

            (b) NPI may be liable for Indebtedness set forth on Schedule 7.1;

            (c) NPI may be liable for Indebtedness evidenced by Permitted Interest Rate or Currency Protection Agreements;

            (d) Purchase Money Indebtedness of NPI incurred after the Closing Date not to exceed $[**] in the aggregate during any fiscal year;

            (e) Permitted Subordinated Debt of Holdings;

            (f) Indebtedness of NPI to Holdings, or Holdings to NPI, provided that such Indebtedness shall be the subject of the Intercompany Subordination Agreement;

            (g) Indebtedness of Holdings to Robert T. Hale, Jr. in a principal amount outstanding, as of the Closing Date, not to exceed $2,000,000, provided that such Indebtedness shall be the subject of the Hale Subordination Agreement;

            (h) Indebtedness for letters of credit in an aggregate amount not to exceed $[**] at any one time;

            (i) Unsecured Indebtedness, not otherwise permitted under this section, in an aggregate amount outstanding at any one time not to exceed $[**]; and

            (j) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) through (i) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to the Lender Group as those applicable to the refinanced Indebtedness.

7.2   Liens.

            Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(j) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

7.3   Restrictions on Fundamental Changes.

            (a) Enter into any merger, consolidation, or recapitalization, or reclassify its Stock.

            (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

            (c) Convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its property or assets.

7.4   Disposal of Assets.

            Sell, lease, assign, transfer, or otherwise dispose (including pursuant to a Sale and Leaseback Transaction) of any of Borrower's properties or assets, other than (a) Permitted Dispositions, (b) distributions and dividends permitted under Section 7.11, (c) Permitted Investments, and (d) so long as no Event of Default has occurred and is continuing or would result therefrom, Permitted Sale and Leaseback Transactions.

7.5 Change Name.

            Change Borrower's name, FEIN, corporate structure (within the meaning of Section 9-402(7) of the Code), or identity, or add any new fictitious name, in each case, unless Borrower shall have given Agent written notice of such change not less than 30 days prior to the date on which change shall be effective, and at the time of such written notification, Borrower provides any financing statements or fixture filings requested by Agent which are reasonably necessary to perfect and continue perfected Agent's Liens.

7.6 Guarantee.

            Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the Lockbox Account of Borrower or which are transmitted or turned over to Agent.

7.7 Nature of Business.

            Make any material change in the principal nature of Borrower's business.

7.8 Prepayments and Amendments.

            (a) Except in connection with a refinancing permitted by Section 7.1(j), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

            (b) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under clauses (b) through (i) of Section 7.1.

7.9 Change of Control.

            Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10 [intentionally omitted].

7.11 Distributions.

            Make any distribution or declare or pay any dividends (in cash or other property, other than Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding except (a) distributions or dividends by NPI to Holdings, and (b) so long as no Event of Default has occurred and is continuing or would result therefrom, Holdings may repurchase Stock of Holdings owned by employees or former employees of Borrower who have become permanently disabled, died, or otherwise have terminated their employment with Borrower, in an aggregate amount not to exceed $1,000,000 in any 12 month period.

7.12 Accounting Methods.

            Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrower's financial condition.

7.13 Investments.

            Except for Permitted Investments, directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans,

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person.

7.14 Transactions with Affiliates.

            Except as fully disclosed on Schedule 7.14, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

7.15 Suspension.

            Suspend or go out of a substantial portion of its business.

7.16 Compensation.

            Increase the annual fee or per-meeting fees paid to directors during any year by more than 15% over the prior year; or pay or accrue total cash compensation, during any year, to the Hales or any of their Family Members in an aggregate amount in excess of 150% of that paid or accrued in the prior year; provided, however, so long as no Event of Default has occurred and is continuing, Borrower may pay additional amounts to Mr. Robert T. Hale, Jr. in an amount sufficient to enable him to pay all income taxes attributable to interest accrued, but not paid in cash, on the Indebtedness referred to in Section 7.1(g).

7.17 Use of Proceeds.

            Use the proceeds of the Advances made hereunder for any purpose other than (i) on the Closing Date, (y) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (z) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, and (ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

7.18 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees.

            Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings requested by Agent that are reasonably necessary to perfect and continue perfected the Agent's Liens and also shall use its best efforts to obtain a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent's prior written consent.

7.19 [Intentionally Omitted].

7.20 Financial Covenants.

            Fail to:

            (a) Profitability. Achieve EBITDA of not less than the amount shown below for the period corresponding thereto:

==============================================================================
Period                                             Minimum EBITDA
==============================================================================
the 6 month period on December 31,                      $[**]
1998
------------------------------------------------------------------------------
the 6 month period ending on March                      $[**]
31, 1999
------------------------------------------------------------------------------

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



==============================================================================
Period                                             Minimum EBITDA
==============================================================================
the 6 month period ending on June                       $[**]
30, 1999
------------------------------------------------------------------------------
the 6 month period ending on                            $[**]
September 30, 1999
------------------------------------------------------------------------------
the 6 month period ending on                            $[**]
December 31, 1999
------------------------------------------------------------------------------
the 6 month period ending on March                      $[**]
31, 2000
==============================================================================

            (b) Total Revenues. Achieve total revenues, determined in accordance with GAAP, of not less than the amount shown below for the period corresponding thereto:

==============================================================================
Period                                          Minimum Total Revenue
==============================================================================
the 6 month period ending on                            $[**]
December 31, 1998
------------------------------------------------------------------------------
the 6 month period ending on March                      $[**]
31, 1999
------------------------------------------------------------------------------
the 6 month period ending on June                       $[**]
30, 1999
------------------------------------------------------------------------------
the 6 month period ending on                            $[**]
September 30, 1999
------------------------------------------------------------------------------
the 6 month period ending on                            $[**]
December 31, 1999
------------------------------------------------------------------------------
the 6 month period ending on March                      $[**]
31, 2000
==============================================================================

            (c) Maximum Debt to Annualized Quarterly Revenue Ratio. Achieve a Debt to Annualized Quarterly Revenue Ratio of [**]% or less, measured on a monthly basis.

            (d) Monthly Churn Rate. Achieve Churn (i) as of November 1, 1998, of [**]%, or less, (ii) as of December 1, 1998, of [**]%, or less, (iii) as of January 1, 1999, of [**], or less, (iv) as of February 1, 1999, of [**]%, or less, (v) as of March 1, 1999, of [**]%, or less, (vi) as of April 1, 1999, of [**]%, or less, (vii) as of May 1, 1999, of [**]%, or less, (viii) as of June 1, 1999, of [**]%, or less, (ix) as of July 1, 1999, of [**]%, or less, (x) as of August 1, 1999, of [**]%, or less, and (xi) as of September 1, 1999 and as of the first day of each month thereafter, of [**]%, or less.

7.21  Capital Expenditures.  [**]

7.22  Contracts with Carriers.

            Enter into any new contractual arrangements with Carriers, or materially amend, modify, or extend existing contractual arrangements with Carriers, if the effect would be (a) to prohibit (or continue to prohibit) Agent from having a Lien on the rights of Borrower thereunder, (b) to grant a Lien to the Carrier on the Collateral unless such Lien is the subject of a subordination agreement, in form and substance satisfactory to each Lender, among Borrower, such Carrier, and Agent, or (c) to authorize any Carrier to contact or directly bill customers of Borrower with respect to services provided by such Carrier to Borrower for resale to such customers of Borrower.

7.23  Holding Company.

            Holdings shall not have any material amount of property or assets or engage in any material business activity, in each case, other than its ownership and control of the Stock of NPI and Permitted Investments.

8.  EVENTS OF DEFAULT.

            Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

            If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations); (a) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.1 (Accounting System), 6.2 (Collateral Reporting), 6.3 (Financial Statements, Reports, Certificates), 6.12 (Location of Inventory and Equipment), 6.13 (Compliance with Laws), or 6.14 (Employee Benefits) of this Agreement and such failure continues for a period of 10 Business Days; (b) if Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Section 6.15 (Leases) of this Agreement and such failure continues for a period of 30 days; or (c) if Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods or required notices, if any, expressly provided for in such Loan Documents), in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this Section 8 shall govern);

            If there is a Material Adverse Change;

            If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by Borrower;

            If an Insolvency Proceeding is commenced by Borrower;

            If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

            If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

            (a) If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof; or

            (b) If a notice of Lien, levy, or assessment in excess of $1,000,000 in the aggregate is filed of record with respect to any of Borrower's properties or assets by any state, county, municipal, or other non-federal governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities in excess of $1,000,000 in the aggregate becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof and the same is not release, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date when such property or asset is subject to being forfeited by Borrower;

            If one or more judgments or other claims involving an aggregate amount of $1,000,000, or more, in excess of the amount covered by insurance becomes a Lien or encumbrance upon any material portion of Borrower's properties or assets and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to being forfeited by Borrower;

            (a) If there is a default in one or more agreements to which Borrower is a party with one or more third Persons relative to Borrower's Indebtedness for money borrowed involving an aggregate amount of $500,000 or more and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein; or

      (b) If there is a default in any other material agreement to which Borrower is a party with one or more third Persons and such default results in a right by such third Person(s), irrespective of whether exercised, to terminate such agreement;

            If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness; or

            If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to the Lender Group by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn.

9.  THE LENDER GROUP'S RIGHTS AND REMEDIES.

9.1   Rights and Remedies.

            Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may, except to the extent otherwise expressly provided or required below, authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group so long as Agent does not reasonably believe such conduct to be unlawful), all of which are authorized by Borrower:

            (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

            (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

            (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting Agent's rights and security interests, for the benefit of the Lender Group, in the Collateral and without affecting the Obligations;

            (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower's Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

            (e) [intentionally omitted];

            (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Agent reasonably considers necessary to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate. Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Agent's determination appears to conflict with the Agent's Liens and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of the Lender Group's rights or remedies provided herein, at law, in equity, or otherwise;

            (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9-505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Lockbox Account), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by the Lender Group;

            (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by the Lender Group, and any amounts received in the Lockbox Account, to secure the full and final repayment of all of the Obligations;

            (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower hereby grants to Agent a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to the Lender Group's benefit;

            (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Agent determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

            (k) Agent shall give notice of the disposition of the Collateral as follows:

                 (i) Agent shall give the applicable Borrower and each holder of a security interest in the Collateral who has filed with Agent a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                 (ii) The notice shall be personally delivered or mailed,
            postage prepaid, to such Borrower as provided in Section 12, at least 15 days before the date fixed for the sale, or at least 15 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than such Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Agent;

                 (iii) If the sale is to be a public sale, Agent also shall give notice of the time and place by publishing a notice one time at least 15 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

            (l) The Lender Group may credit bid and purchase at any public sale;

            (m) The Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents;

            (n) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be promptly returned, without interest and subject to the rights of third Persons, by Agent to Borrower; and

            (o) Require Borrower to deliver to Agent promptly upon demand a complete list of all end-user customers of Borrower with respect to the Accounts.

9.2   Remedies Cumulative.

            The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES.

            If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Agent determines that such failure by Borrower could result in a Material Adverse Change, in its reasonable discretion and without prior notice to Borrower, Agent may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Agent reasonably deems necessary to protect the Lender Group from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in
Section 6.10, and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses. Any such payments made by Agent shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

11.1  Demand; Protest; etc.

            To the extent permitted by law and not otherwise required under this Agreement or any other Loan Document, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

11.2  The Lender Group's Liability for Collateral.

            Borrower hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under Section 9-207 of the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person; and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

11.3  Indemnification.

            Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the S&A Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect an Indemnified Liability for which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.

12. NOTICES.

            Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to the relevant party, as the case may be, at its address set forth below:

            If to Borrower:      NETWORK PLUS, INC.
                                 234 Copeland Street
                                 Quincy, Massachusetts  02169
                                 Attn:  Chief Financial Officer
                                 Fax No. 617.786.4013


            with copies to:      HALE AND DORR LLP
                                 60 State Street
                                 Boston, Massachusetts  02109
                                 Attn:  Jeffrey Carp, Esq.
                                 Fax No. 617.526.5000

            If to Agent or FNB:  FLEET NATIONAL BANK
                                 One Federal Street
                                 Boston, Massachusetts 02110

                                 Attn: Raymond C. Hoefling
                                 Fax No. 617.346.0799

            with copies to:      CHAPPELL, COHEN, DIFRONZO &
                                 ZINNERSHINE
                                 99 Summer Street, 18th Floor
                                 Boston, Massachusetts  02110
                                 Attn:  Louis J. DiFronzo, Esq.
                                 Fax No. 617.772.9696

                  and            GOLDMAN SACHS CREDIT PARTNERS L.P.
                                 85 Broad Street
                                 New York, New York 10004
                                 Attn:  Mr. Craig F. Noell
                                 Fax No. 212.346.2905

                  and            BROBECK, PHLEGER & HARRISON LLP
                                 550 South Hope Street
                                 Los Angeles, California 90071
                                 Attn:  John Francis Hilson, Esq.
                                 Fax No. 213.745.3345

            The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to all other parties. All notices or demands sent in accordance with this Section 12, other than notices by the Lender Group in connection with Sections 9-504 or 9-505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with Sections 9-504 or 9-505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

            THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

            THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS

ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE REQUIRED LENDERS' OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE REQUIRED LENDERS ELECT TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.

            BORROWER AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. DESTRUCTION OF BORROWER'S DOCUMENTS.

            All documents, schedules, invoices, agings, or other papers delivered to any one or more members of the Lender Group may be destroyed or otherwise disposed of by such member of the Lender Group 4 months after they are delivered to or received by such member of the Lender Group, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

15. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

15.1  Assignments and Participations.


            (a) Any Lender may assign and delegate to one or more Eligible Transferees (or any other assignee, if such assignment is in connection with a merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender) (each an "Assignee") all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrower, Agent, and S&A Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Borrower and Agent by such Lender and the Assignee;
(ii) such Assignee shall have delivered to Agent and Borrower such forms, if any, that such Assignee is required to deliver pursuant to Section 17.10, and
(iii) such Lender and its Assignee shall have delivered to Borrower and Agent an Assignment and Acceptance ("Assignment and Acceptance") in form and substance satisfactory to Agent.

            (b) From and after the date that Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations to make Advances under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee.

            (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (4) such Assignee will, independently and without reliance upon Agent, S&A Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) such Assignee appoints and authorizes Agent and S&A Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent or S&A Agent, as applicable, by the terms hereof, together with such powers as are reasonably incidental thereto; (6) such Assignee has complied, to the extent applicable, with Section 17.10; and (7) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

            (d) Immediately upon receipt and acknowledgment by Agent of a fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

            (e) Any Lender may at any time, with the written consent of S&A Agent, sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in the Obligations, the Commitment, and the other rights and interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents (provided that no written consent of S&A Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and S&A Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating; (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating; (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating; (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender; or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; (v) such Participant shall agree to be bound by the confidentiality provisions of Section 17.16(d) as if such Participant were a party hereto; (vi) no participating interest shall be sold to any Person if S&A Agent or the originating Lender knows or reasonably should know that such Person's primary line of business directly competes with the business of Borrower, (vii) at Borrower's request, each Participant shall certify that the primary line of business of such Participant does not directly compete with the business of Borrower, and (viii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the originating Lender with whom such Participant participates and no Participant shall have any direct rights as to the other Lenders, Agent, S&A Agent, Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

            (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrower or Borrower's business.

            (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

15.2  Successors.

            This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section
15.1 hereof and, except as expressly required pursuant to Section 15.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

16. AMENDMENTS; WAIVERS.

16.1 Amendments and Waivers.

            No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrower and acknowledged by Agent, do any of the following:

            (a) increase or extend the Commitment of any Lender;

            (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

            (c) reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

            (d) change the percentage of the Commitments that is required for the Lenders or any of them to take any action hereunder;

            (e) amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

            (f) release the Agent's Lien for the benefit of the Lender Group on any Collateral other than as permitted by Section 17.11;

            (g) change the definition of "Required Lenders";

            (h) release Borrower from any Obligation for the payment of money;

            (i) amend Section 2.4(b);

            (j) amend any of the provisions of Section 17;

            (k) change the definition of Eligible Accounts; or

            (l) change the advance rate against Eligible Accounts or otherwise amend Section 2.1;

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any other Loan Document; and provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by S&A Agent, affect the specific rights or duties of S&A Agent under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of or with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

16.2  No Waivers; Cumulative Remedies.

            No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrower and Agent or any Lender, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or the Lenders on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Agent or any Lender may have.

17. AGENT; THE LENDER GROUP.

17.1 Appointment and Authorization of Agent.

            Each Lender hereby designates and appoints FNB and GSCP as its agents under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent and S&A Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent or S&A Agent, as applicable, it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent and S&A Agent each agrees to act as such on the express conditions contained in this Section 17. The provisions of this Section 17 are solely for the benefit of Agent, S&A Agent, and the Lenders, and Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein; provided, however, that certain of the provisions of Section 17.10 hereof also shall be for the benefit of Borrower. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, neither Agent nor S&A Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall Agent nor S&A Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent or S&A Agent; it being expressly understood and agreed that the use of the words "Agent" and "S&A Agent" is for convenience only, that FNB and GSCP are merely the representative of the Lenders, and have only the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent and S&A Agent shall have and may use their sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Agent or S&A Agent, as applicable, is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Advances, the Collateral, the Collections, and related matters; (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents; (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents; (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and maintain such bank accounts and lock boxes as Agent reasonably deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections; (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; and (g) incur and pay such Lender Group Expenses as Agent may reasonably deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

17.2  Delegation of Duties.

            Except as otherwise provided in this section, Agent and S&A Agent may execute any of their respective duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent nor S&A Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this section and without gross negligence or willful misconduct.


17.3  Liability of Agent and S&A Agent.

            None of the Agent-Related Persons, nor the S&A Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent or S&A Agent, as applicable, under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person, nor any S&A Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower's Subsidiaries or Affiliates.

17.4  Reliance by Agent and S&A Agent.

            Agent and S&A Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent or S&A Agent, as applicable. Agent and S&A Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent or S&A Agent, as applicable, shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent and S&A Agent shall act, or refrain from acting, as they deem advisable. If Agent or S&A Agent so requests, Agent or S&A Agent, as applicable, shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent and S&A Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. If in the reasonable opinion of Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents reasonably could be expected to result in it suffering a liability, Agent may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged or shall pay over the same in such manner to such Persons as shall be determined by such court.

17.5  Notice of Default or Event of Default.

            Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 17.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

17.6  Credit Decision.

            Each Lender acknowledges that none of the Agent-Related Persons nor any of the S&A Agent-Related Persons has made any representation or warranty to it, and that no act by Agent or S&A Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person or S&A Agent-Related Person to any Lender. Each Lender represents to Agent and to S&A Agent that it has, independently and without reliance upon any Agent-Related Person or any S&A Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any S&A Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent or S&A Agent, neither Agent nor S&A Agent, as applicable, shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons or the S&A Agent-Related Persons.

17.7  Costs and Expenses; Indemnification.

            Agent and S&A Agent may incur and pay Lender Group Expenses to the extent Agent or S&A Agent, as applicable reasonably deems necessary or appropriate for the performance and fulfillment of their respective functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent, S&A Agent, or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections to reimburse Agent and S&A Agent, as applicable, for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent or S&A Agent is not reimbursed for such costs and expenses from Collections, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent or S&A Agent for the amount of such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons and the S&A Agent-Related Persons (in each case, to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons or the S&A Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent and S&A Agent upon demand for such Lender's ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent or S&A Agent, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent or S&A Agent, as applicable, is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent or S&A Agent, as applicable.

17.8  Agent and S&A Agent in Individual Capacity.

            FNB, GSCP, and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though FNB were not Agent hereunder, and GSCP were not S&A Agent hereunder, and, in each case, without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, FNB, GSCP, or their respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent or S&A Agent, as applicable, will use its reasonable best efforts to obtain), neither Agent nor S&A Agent shall be under an obligation to provide such information to them. The terms "Lender" and "Lenders" include FNB in its individual capacity and GSCP in its individual capacity.

17.9  Successor Agent and S&A Agent.

            (a) Agent may resign as Agent upon 45 days notice to the Lenders; provided, however, that such 45 day notice shall not be required if GSCP exercises its Purchase Option (as defined in the Agents' Side Letter). If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

            (b) S&A Agent may resign as S&A Agent upon 45 days notice to the Lenders. If S&A Agent resigns under this Agreement, the Required Lenders shall appoint a successor S&A Agent for the Lenders. If no successor S&A Agent is appointed prior to the effective date of the resignation of S&A Agent, S&A Agent may appoint, after consulting with the Lenders, a successor S&A Agent. If S&A Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace S&A Agent with a successor S&A Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor S&A Agent hereunder, such successor S&A Agent shall succeed to all the rights, powers and duties of the retiring S&A Agent and the term "S&A Agent" shall mean such successor S&A Agent and the retiring S&A Agent's appointment, powers and duties as S&A Agent shall be terminated. After any retiring S&A Agent's resignation hereunder as S&A Agent, the provisions of this Section 17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was S&A Agent under this Agreement. If no successor S&A Agent has accepted appointment as S&A Agent by the date which is 45 days following a retiring S&A Agent's notice of resignation, the retiring S&A Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of S&A Agent hereunder until such time, if any, as the Lenders appoint a successor S&A Agent as provided for above.

17.10 Withholding Tax.

            (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and
Borrower:

                 (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                 (ii) if such Lender claims that interest paid under this
            Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

                 (iii) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

            (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent will treat such Lender's IRS Form 1001 as no longer valid.

            (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the IRC.

            (d) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

            (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent or Borrower of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent or Borrower as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent or Borrower, as applicable, under this section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

17.11 Collateral Matters.

            (a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 7 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrower owned no interest at the time the security interest was granted or at any time thereafter; or (iv) constituting property leased to Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 17.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

            (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

17.12 Restrictions on Actions by Lenders; Sharing of Payments.

            (a) Each Lender agrees that: (i) unless an Event of Default has occurred and is continuing, such Lender shall not without the express consent of the Required Lenders (but, if an Event of Default has occurred and is continuing, then to the extent that it is lawfully entitled to do so, such Lender may, at its election, and shall, upon the request of the Required Lenders), set off against the Obligations, any amounts owing by such Lender to Borrower or any accounts of Borrower now or hereafter maintained with such Lender; (ii) such Lender shall not, without the express consent of all the Lenders, set off against any Indebtedness (other than Obligations) of Borrower owing to such Lender any amounts owing by such Lender to Borrower, including any amounts evidenced by accounts now or hereafter maintained with such Lender; and
(iii) such Lender shall not, without the express consent of all the Lenders, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral. The foregoing to the contrary notwithstanding, if any Lender provides Borrower with a letter of credit and obtains cash collateral to secure Borrower's reimbursement obligations thereunder, such Lender shall not be restricted by the foregoing provisions from applying such cash collateral to such reimbursement obligations.

            (b) Subject to Section 17.8, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

17.13 Agency for Perfection.

            Agent and each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Agent's Liens in assets which, in accordance with
Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

17.14 Payments by Agent to the Lenders.

            All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on revolving advances or otherwise.

17.15 Concerning the Collateral and Related Loan Documents.

            Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent or all Lenders, as applicable, in accordance with the terms of this Agreement or the other

Loan Documents relating to the Collateral and the exercise by Agent or all Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

17.16 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

            By signing this Agreement, each Lender:

            (a) is deemed to have requested that Agent or S&A Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by Agent or S&A Agent, as applicable, and Agent or S&A Agent, shall so furnish each Lender with such Reports;

            (b) expressly agrees and acknowledges that neither any other Lender, S&A Agent, nor Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

            (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent, S&A Agent, or other party performing any audit or examination will inspect only specific information regarding Borrower and will rely significantly upon Borrower's books and records, as well as on representations of Borrower's personnel;

            (d) agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans (collectively, the "Confidential Information") in a confidential manner; it being understood and agreed by Borrower that in any event such Lender may make disclosures (a) to counsel for and other advisors, accountants, and auditors to such Lender, (b) reasonably required by any bona fide potential or actual Assignee, transferee, or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender's rights hereunder, provided that such potential or Actual Assignee, transferee, or Participant shall have agreed prior to such disclosure to be bound by the terms of this Section 17.16(d) as if such potential or actual Assignee, transferee, or Participant were a party hereto, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or participants, or (d) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof; and

            (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent, S&A Agent, and any such other

Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend and hold Agent, S&A Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, attorney costs) incurred by Agent, S&A Agent, and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) Any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender promptly upon receipt thereof from Borrower; (y) To the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender; and (z) Any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

17.17 Several Obligations; No Liability

            Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 17.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.18 Legal Representation of GSCP.

            In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Brobeck, Phleger & Harrison LLP ("Brobeck") only has represented and only shall represent GSCP in its capacity as S&A Agent and as a Lender. Each other Lender and Agent hereby acknowledges that Brobeck does not represent any other Lender or Agent in connection with any such matters.

18. GENERAL PROVISIONS.

18.1  Effectiveness.

            This Agreement shall be binding and deemed effective when executed by Borrower and each member of the Lender Group whose signature is provided for on the signature pages hereof.

18.2  Section Headings.

            Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

18.3  Interpretation.

            Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

18.4  Severability of Provisions.

            Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

18.5  Amendments in Writing.

            This Agreement can only be amended by a writing signed by Agent, the Required Lenders, and Borrower.

18.6  Counterparts; Telefacsimile Execution.

            This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

18.7  Revival and Reinstatement of Obligations.

            If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to the Lender Group of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.8  Integration.

            This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

18.9  GSCP as S&A Agent.

            GSCP, as Syndication & Arrangement Agent, has performed, and will continue to perform, important functions with respect to the credit facilities provided for in the Loan Documents. In recognition of its role, GSCP is designated Syndication & Arrangement Agent and may so identify itself in public communications with respect to this credit. The foregoing notwithstanding, GSCP shall have no duties, responsibilities, obligations, or liabilities except the right to consent to Eligible Transferees and such, if any, other duties, responsibilities, obligations, or liabilities as may be set forth expressly in any Loan Document.

                           [Signature page to follow.]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                              NETWORK PLUS, INC.,
                              a Massachusetts corporation

                              By: James J. Crowley

                              Title:  Executive Vice President


                              NETWORK PLUS CORP.,
                              a Delaware corporation

                              By: James J. Crowley

                              Title:  Executive Vice President


                              FLEET NATIONAL BANK, a national banking
                              association, as Agent and a Lender

                              By:  Raymond C. Hoefling
                              Title: Vice President


                              GOLDMAN SACHS CREDIT PARTNERS L.P., a Bermuda limited partnership, as S&A Agent and a Lender


                              By: Karen Bisgeier

                              Title: Authorized Signatory